Exhibit 99.1

Catalyst Biosciences Announces Addition of Geoffrey Shiu Fei Ling, M.D. and Sharon Tetlow

to Board of Directors

SOUTH SAN FRANCISCO, Calif., Jan.17, 2020 — Catalyst Biosciences, Inc. (NASDAQ: CBIO), a clinical-stage biopharmaceutical company developing novel treatments for hemophilia and other rare bleeding disorders, today announced the appointment of Geoffrey Shiu Fei Ling, M.D. and Sharon Tetlow to the Company’s Board of Directors, effective January 15, 2020.

Ms. Tetlow is Managing Partner and Founder of Potrero Hill Advisors. Throughout her career as a serial Chief Financial Officer, Ms. Tetlow has held board seats, served on Audit and Transaction Committees through successful acquisitions, served as the board’s financial expert and has been the CFO of public companies.

Dr. Ling is a Professor of Neurology and Attending Neuro Critical Care Physician at Johns Hopkins Medical Institutions and the Emeritus Professor of Neurology, Uniformed Services University of the Health Science. Dr. Ling is an internationally recognized expert in brain health and was the founding Director of the Biological Technologies Office at Defense Advanced Research Projects Agency. Dr. Ling served as an officer in the United States Army Medical Corps for 27 years before retiring as a colonel in 2012.

“We are pleased to welcome Dr. Ling and Ms. Tetlow to our Board,” said Augustine Lawlor, Chairman of the Board. “They are both leaders of the highest caliber who bring invaluable experience in areas such as neuroscience, biotechnology, pharmacology, life sciences, operations and finance. We look forward to benefitting from their expertise as we execute on our strategic priorities and create value for our shareholders.”

In connection with this announcement, the Company also announced that it has entered into an agreement with JDS1, LLC. As part of the agreement, JDS1, LLC will vote all of its shares in favor of each of the Company’s nominees at the 2020 Annual Meeting of Stockholders and will abide by customary standstill provisions and voting commitments. Jeff Himawan, Ph.D. and John P. Richard will not stand for reelection at the Company’s 2020 Annual Meeting of Stockholders. Additional information about the agreement will be filed with the Securities and Exchange Commission.

About Catalyst Biosciences

Catalyst is a clinical-stage biopharmaceutical company which is focused on addressing unmet needs in rare diseases and systemic complement mediated disorders. Our protease engineering platform includes development programs in hemophilia and a research program on subcutaneous systemic complement inhibitors. Our engineered coagulation factors are designed to overcome the significant limitations of current IV treatment options, facilitate prophylaxis, and ultimately deliver substantially better outcomes for patients using SQ dosing. Our lead asset, MarzAA, has completed Phase 2 development having met its primary endpoint of significantly reducing the annualized bleed rate (ABR) in individuals with hemophilia A or B with inhibitors. Our second hemophilia asset, DalcA, is in a Phase 2b clinical trial and is being developed for the treatment of hemophilia B. We also have a global license and collaboration agreement with Biogen for the development and commercialization of pegylated CB 2782 for the potential treatment of geographic atrophy associated dry age-related macular degeneration.

For more information, please visit www.catalystbiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include statements about the potential uses and benefits of Catalyst’s products in development to address rare diseases and systemic complement mediated disorders, the potential benefits of our product candidates and SQ dosing, statements about Catalyst’s clinical trial status for DalcA, and the potential uses of MarzAA and DalcA, and the collaboration with Biogen around CB 2782. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially, including, but not limited to, the risk that trials and studies may be delayed and may not have satisfactory outcomes, that additional human trials will not replicate the results from earlier trials, that potential adverse effects may arise from the testing or use of DalcA, or MarzAA, including the generation of antibodies, which has been observed in patients previously treated with DalcA, the risk that costs required to develop or manufacture the Company’s products will be higher than anticipated, competition and other factors that affect the Company’s ability to establish collaborations on commercially reasonable terms and other risks described in the “Risk Factors” section of the Company’s quarterly report filed with the Securities and Exchange Commission on November 7, 2019, and in other filings with the Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Investors:

Ana Kapor

Catalyst Biosciences, Inc.

investors@catbio.com